KIRKLAND’S, INC.
FOURTH QUARTER CONFERENCE CALL

Moderator: Robert Alderson
March 10, 2011
10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Kirkland’s Incorporated Fourth Quarter 2010 Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, you may press star 0.

As a reminder, this conference is being recorded, Thursday, March 10th 2011.
I would now like to turn the conference over to Tripp Sullivan of Corporation Communications.
Please go ahead, sir.
Tripp Sullivan:	Good morning and welcome to this Kirkland’s Incorporated conference call to review the company’s results for the four quarter of fiscal 2010.
On the call this morning are Robert Alderson, President and Chief Executive Officer; and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning and a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause
Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange
Commission, including the company’s Annual Report on Form 10-K filed on April 15th 2010

With that said, I’ll turn the call over to you, Robert.
Robert Alderson:	Thanks, Tripp, and good morning everyone. We appreciate you joining our call today.

Fourth quarter was challenging, but we’re pleased with the accomplishments we made as a company in fiscal 2010. In historical terms, 2010 turned out to be the second best earnings year we’ve ever had, second only to the phenomenal performance we had in 2009. However, comp trends were challenging in the back half of the year. And we’re responding in various ways to address those trends and reestablish our sales momentum.

I’ll provide some additional thoughts on these topics in a moment. For now I’ll turn the call over to Mike Madden, our CFO, who will walk through our financial results and position.
Mike?
Michael Madden:	Thanks, Robert.
Good morning everybody. I’ll begin with a review of the fourth quarter financial statements and then finish with financial guidance for the first quarter and some performance goals for fiscal 2011.
For the fourth quarter, net sales were $139.6 million or a 2.2% decrease versus the prior quarter. As previously announced, comparable store sales decreased 7.9%. Average sales per store were down 3%.

The comp sales decline was driven by 4% decline in transactions and a 4% decline in the average ticket. The decrease in transactions resulted from flat traffic counts and a decline in the conversion rate. The decrease in average ticket was the result of a lower average retail selling price, partially offset by an increase in items per transaction.

Comp sales results were relatively consistent across geographic areas of the country. Among the more significant areas of the country in which we operate, we had slightly better than company average results in Florida and in California due largely to economic recovery in those areas and easier comparisons. And slightly worse than average results in Louisiana due to economic dislocations from the oil spill and drilling moratorium, and in Texas largely due to sales declines in our border stores.

Merchandise categories showing comp increases were floral, seasonal and gift. These increases were offset primarily by declines in our Wall categories and Decorative Accessories.
E-commerce sales, which are not included in our comp base, were $1.3 million for the quarter. We launched our new Web site with a limited number of SKUs in early November of 2010.

In Real Estate, we opened ten stores and closed six stores during the quarter. At the end of the quarter, we operated 300 stores. Two hundred and forty-one of these stores, or 80%, were in off-mall venues and 59 stores, or 20%, were located in enclosed malls.

At the end of the quarter, we had 1,927,454 square feet under lease, a 14% increase from the prior year. The average store size was 6,425 square feet as compared to 6,073 square feet last year — a 6%
increase.

Gross profit margin for the fourth quarter decreased 320 basis points to 42.3% of sales from 45.5% in the prior year. The components of reported gross profit margin are as follows: first, the merchandise margin decreased 261 basis points as a percentage of sales. As expected, higher inbound freight cost negatively affected the margin during the quarter, accounting for 186 basis points of the decrease.
The remainder of the decrease in merchandise margin was equally attributable to a higher rate of promotional activity and markdowns as compared to the prior year, an increase in product damage rates and slightly higher inventory shrinkage rates.

Second, store occupancy cost decreased 3 basis points as a percentage of sales. This slight decline, despite the negative comparable sales results were driven by favorable lease renewals, relocations of stores to more productive off-mall locations and above-plan new store openings.

Thirdly, outbound freight cost increased 55 basis points as a percentage of sales, reflecting deleverage from the comp sales decline and an increase in diesel fuel cost, as well as shipping and packaging cost associated with the initial launch of our new e-commerce capability.

Last, central distribution cost increased 7 basis points as a percentage of sales due to deleverage from the sales decline.

Operating expenses for the quarter were 33.4 million or 23.9% of sales as compared to 31 million or
21.7 % of sales for the prior year quarter. Deleverage from the comparable store sales decline led to an increase in store wages as a percentage of sales, accounting for 64 basis points of the increase in operating expenses.

Stock compensation charges increased 32 basis points as a percentage of sales as a result of the increase in valuations associated with stock options and restricted stock grants.
Marketing expenses increased 32 basis points as a percentage of sales, as a result of an increase in promotional e-mails and other activities, as well as the decline in comp sales.
The remainder of the increase in the operating expense ratio is primarily due to deleverage from the comp sales decline.
Depreciation and amortization increased 8 basis points as a percentage of sales, reflecting the decline in sales, combined with an increase in capital expenditures during 2010.
Operating income for the fourth quarter was $22.2 million or 15.9% of sales as compared to $30.5 million or 21.4% of sales in the prior year quarter.
Income tax expense was $7.9 million or 35.3% of pre-tax income versus expense of $8.4 million or 27.5% of pre-tax income recorded in the prior year quarter.

Income tax expense for the fourth quarter of fiscal 2010 included a net benefit of approximately
$800,000, related to an adjustment to the prior year income tax provision, partially offset by a revaluation of the state tax rate on deferred tax assets based on tax planning strategies implemented during 2010.

Income tax expense for the fourth quarter of fiscal 2009 included a benefit of $3.3 million related to the reversal of a portion of the valuation allowance on deferred tax assets that had been established in prior periods.

Reported net income for the quarter was $14.4 million or 70 cents per diluted share as compared to net income of $22.1 million or $1.08 per diluted share in the prior year quarter.

Excluding the impact from the tax items I mentioned, adjusted net income for the quarter was $13.6 million or 66 cents per diluted share as compared to net income of 18.8 million or 92 cents per diluted share in the prior year quarter.

Turning over to the balance sheet and the cash flow statement, inventories at January 29th 2011 were on plan at $44-1/2 million or $148,000 per store as compared to $39.4 million or $141,000 per store in the prior year.

While these numbers reflect an increase in the total inventory of 13% and an increase of 5% on a per store basis, total square footage increased 14% year-over-year, and the average store size increased
6%. Therefore, inventory levels are in line with the prior year on a per square foot basis. We expect to end the first quarter with inventory levels in the range of $44 million to $46 million.

At the end of fiscal 2010, we had $91.2 million in cash on hand, an increase of $14.8 million versus the prior year. No borrowings were outstanding under our revolving line of credit.

For the full year, cash flows from operations were $36.7 million. And capital expenditures for the full year were $22.6 million. Of the total capital expenditures, $14.4 million related to new store construction, $6 million related to information technology projects, and the balance related to maintenance capital expenditures.

The final item I’ll cover before turning it over to Robert is to provide some guidance and our outlook for the first quarter of 2011, and some high-level performance goals for the full year of fiscal 2011.

For the first quarter ending April 30, 2011, we expect total sales to be in the range of $94 million to $96 million, reflecting a comparable store sales decline in the high single-digit range, compared with net sales of $93 1/2 million and a comparable store sales increase of 12.6% in the prior year quarter.

We expect some continued pressure from inbound freight cost during the first quarter, but not to the level we experienced in the back half of 2010. Excluding the freight impact, merchandise margins have been relatively strong for the first quarter to date.

Operating expenses in the first quarter expected to increase year-over-year at a rate slightly higher than the rate of store growth.
Earnings per share expected to be in the range of .10 cents to .14 cents per diluted share, as compared with .32 cents per share in the prior year quarter.
We expect to open approximately three stores and close six to eight stores during the quarter.

For the full year, fiscal 2011 as it relates to store count and store growth, we expect to open approximately 40 to 45 stores and close approximately 15 to 20 stores. We will update our progress on this growth plan each quarter. The store openings will be weighted toward the back half of the year and the closings will be relatively evenly spread across the quarters.

The real estate market showed signs of tightening due to lack of new development. We are still confident in our ability to secure locations and open stores. But the process for securing deals and existing centers is a bit more laborious than with new development. The opportunity for growth in store count remains. But our primary focus is to be very selective in location and the economics of each deal.

Our top-line expectations are for total sales and fiscal 2011 to be above fiscal 2010 in the range of
9% to 12%. This level of sales increase takes into account the store growth expectations, combined with a flat to slightly negative comparable store sales decrease. Given prior year comparisons and the current trends in the business, we would expect comparable store sales trends to improve as the year progresses.

Based on our current conservative outlook, we would expect operating margin for fiscal ‘11 to decline slightly from the 10.1% recorded in fiscal 2010. We expect sourcing cost pressures and transportation cost to increase due to rising oil prices particularly impacting the back half of the fiscal year.

Additionally, the flat to slightly negative comparable store sales expectations would result in some deleverage of occupancy cost and other operating expenses. However, we were encouraged by our merchandise margin results thus far in 2011. And we’re also optimistic about our new store activity, continuing to be a contributor to top-line growth and earnings.

With a tax rate assumption of approximately 38-1/2% for fiscal 2011, at this time we would expect earnings per share to be at or slightly below adjusted earnings per share for fiscal 2010.

From a cash flow standpoint, we anticipate again generating positive cash flow in 2011 and fully funding our new store growth and technology improvements through internally generated cash flow. We do not anticipate any usage of our line of credit in 2011.

Capital expenditures are currently anticipated to range between $25 million and $28 million in 2011 before landlord construction allowances for new stores. We currently estimate that approximately $16 million to $18 million of the total capital expenditures will relate to new store construction, and $5 million to $7 million will relate to information technology investments, with a balance of our capital expenditures relating to maintenance and store merchandise fixture enhancements.

We plan to update these annual performance goals and outlook each quarter during 2011.
Thank you, and I’ll now turn it back over to Robert.
Robert Alderson:	Thanks, Mike.

As expected, given tough multiple year comparisons and a year-over-year different in sales momentum entering the quarter, both our annual and fourth quarter earnings results met the lower end of our expectations and — key items, but were not what we had hoped. Yet I would note that of the 18-cent delta on year-over-year adjusted earnings, 13 cents can be attributed solely to increase inbound freight cost that affected our merchandise margin.

The fourth quarter was strongly affected by such adverse cost. Quarterly sales were also affected in store by flat traffic after experiencing nice gains throughout the year. Transactions, conversion and average ticket were all down, low- to mid-single digits for the quarter, largely attributable to a less robust season and less productive sales in our core categories.

Seasonal Christmas Merchandise performed well and consistent with the prior year. The performance lag in our important Wall categories specifically in framed images continue throughout the quarter and impacted quarterly sales performance. As we indicated in previous public comments, we recognize the weaker back half Art trends and started the valuation and (unintelligible) steps in this category by the midpoint of the third quarter. In our opinion, the downturn in Art sales was partially attributable to our actions and execution and partially to the downtrend in the category nationally, probably driven by an extended period of dislocations in the housing market.

We can and expect to repair our process and offering in the category. But we don’t expect the housing market to recover significantly in this fiscal year. Thus, we expect to see some continued hit in the
Land and the Wall categories which for Kirkland’s includes framed images, alternative wall décor, mirrors, large clocks and wall frames.

Six weeks into fiscal 2011, we’re encouraged with our framed image business, which is our largest Wall component at 14% of total revenue, is already stronger than last year in terms of sales, gross margin percentage and average retail.

That’s a nice and significant accomplishment. However, during the same time period, we have not yet seen a comparable lift in the other components of the Wall category, which were collectively 22% of our total revenues in 2011, and expect to have work on improving results there to continue well into the second and third quarters.

Two thousand ten was marked by our return to net store growth for the first time since stopping store growth entirely in 2008 as part of our recovery plan. We continue to close mall stores when we have a replacement opportunity that fits our expectations to selectively backfill existing markets and very selectively consider new markets.

Our 2010 class of 38 new stores exceeded our early expectations in number as we experienced good availability of locations and economic deals throughout the year. The class has less than a year -
full year of actual sales results. But even with the sales downturn in the back half of the year, we expected to perform moderately behind the class of 2009, but still significantly better than our new store model.

Class of 2010 is larger, more geographically dispersed than the prior year class and averages 8,481 square feet, which fairly represents the preferred footprint of 8,000 to 10,000 square feet in dominant strip centers going forward.

We successfully restarted our direct sales to customer piece of the e-commerce business in November
2010. Our focus in this phase of the project was on carefully ramping up our SKU offering as we tested our new software platform and oriented our new e-comm merchant and management team.

We largely met our 2010 goals as we focused on anticipating and meeting customer problems and expectations, as well as vetting our business process and model.
In 2011, we expect to add a third party dropship to customer capability and carefully build a partner vendor base for this important element of the business.

We issued sales and earnings per share guidance earlier today for the first quarter of 2011 and provided performance goals for the year. We were reminded that only being five weeks into the year while at the same time facing outlier prior year sales and earnings comparisons is not the most ideal moment in time to frame 2011 expectations. We do not have good visibility into the trends and landed cost of product stores from Asia at the moment. We’re very aware of the pressure on product cost arising from persistent inflation in China deriving from rising cost of raw materials and especially labor cost.

The extent of such rise depends largely on continued strong demand as it was demonstrated by the strong price pressure throughout 2008, which was negated almost instantly by the drop in demand occasioned by the fall market crash. Also, we can only speculate on the yearlong effect of more than the minimal appreciation of the Chinese currency versus US dollar as we have no special knowledge of how well and for how long China will balance competing interest into managing the currency markets.

We had anticipated lower and more historically normal inbound freight cost for containers and relatively stable outbound fuel cost for merchandise deliveries in 2011 especially in the first half.
But the recent sharp spikes in oil prices quickly generated surcharges in both areas last week with a clear prospect of more increase as political unrest and the oil-producing world continues to affect expectations on production and delivery.

US consumer is affected by all such matters. Kirkland’s has some product price elasticity which we will carefully exercise. But we have no control of many external factors that determine consumer confidence and spending. We believe that consumer spending was affected during the period April through December 2010 by consumer perceptions related to US domestic and financial issues. And that may be the case again this year albeit for different reasons.

That said, we’ve seen strong merchandise margin performance for the short year-to-date. We expect to improve our — Wall business, well underway with the framed image components. We expect to carefully adjust our allocation of dollars to tweak the productivity of our product mix. For example, we expect to sell more Accent furniture and Seating this year, which should have an impact on some of our transactional metrics.

We continue to work on additional product lines that are accretive to our overall business. We expect to react appropriately to the pressure on product process through a variety of means and not by just increasing prices, although some of that will be necessary.

The heart of the Kirkland’s 45-year appeal to customers in the basis of our connection to our loyal customer base is to consistently deliver clearly discernable value, which to us is a combination of price, quality and style. We continue to believe that our merchandising philosophy, well executed, provides us with continued strength and relevance in our sector of the marketplace.

Thank you for your time and interest. We’re prepared to answer questions.
Operator:
Ladies and gentlemen, if you’d like to register for a question, you may press 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has already been answered and you’d like to withdraw your question, you may press 1 followed by the 3.

One moment please for our first question.
Our first question comes from the line of David Berman with Berman Capital.
Please go ahead with your question.
David Berman:	(Unintelligible) as well.
Robert Alderson:	Thanks, David.
Michael Madden:	Thank you.
David Berman:	Hi. How are you doing?
Robert Alderson:	We’re well. Thank you.
David Berman:
Outstanding results. I was just curious about the store growth. You know, given that the business is a little bit weaker than, you know, one would expect, to what extent you considered reducing the store growth? And also, I mean, the capital expenditures from that, you know, comes to almost close to $1 a share, which is nice cash to have.

Robert Alderson:
On the growth issue, first of all, we’re really — we’re not in a growth-at-all-cost mode. We — I think we said in the release that we’re going to be very cautious. We’ve said this since 2008. Right deal, right location, we’ll do it.

And I would point out that we don’t think the box is broken. We don’t think the business is broken. We would have loved to have had better fourth quarter results, but we don’t think that’s a reason to pull back. We still have historically great deals out there although the deal market for real estate may be firming slightly and we may see some tightening on space availability throughout the year.

So there’s still a great opportunity to set up deals that will do extremely well financially for
Kirkland’s over the next ten years. And then I think the last thing I’d say is that when you look at our store openings and store closings, and then you look at 57 or so stores that we still have left there in mall stores, we’re not going to be growing a whole lot. If we drop those — continue to replace those stores effectively over the next two to three years, we’re really maintaining the store base critical mass and the revenue of the company as opposed to being on some really high trajectory growth rate.

David Berman:	Right. And, you’re not finding it’s taking away from your management skills in terms of trying to, you know, turn the ship?
Robert Alderson:
We don’t think so. I think as always, there’s a cost related to growth. You have to have the right number of people to be able to open and close stores. And you have to generate the management. All of that requires some investment in people. But I think it’s manageable and I think that’s something that we pay a lot of attention to.

So.
David Berman:	Right.
Robert Alderson:	...the main thing that I think you should remember is this is — we’re very conservative. And we look at every deal very, very carefully.
David Berman:	Okay.
Man:	And David.
David Berman:	In terms of your — yes?
Michael Madden:	I was going to say, David.
((Crosstalk))
Michael Madden:	...the new stores are outperforming our model that we’ve put out there when we talk about growth. And that’s encouraging, so.
David Berman:	Right. That’s good.

You also — part of your capital expenditures was also for POS upgrade, which I think costs quite a bit of money. Aren’t you running that out now or at some point soon or — and that kind of benefit should we see from that on the bottom line?

Michael Madden:
Well, David, it’s not only point-of-sale. We’ve been working on various technology projects. One was our e-comm platform which we finished and rolled out last year. One was a financial reporting package that we went live with at the beginning of this year, and then at left, POS and merchandising, our back-office system that we’re working on replacing. So both the POS and the merchandising project are scheduled for a 2011 implementation. And I think it’ll take most of the year on both of those to get them implemented.

And the benefits — and we’re with two systems right now that are about 10 years old. They need refreshing. We need to get updated with the partners that are going to be investing in their systems over the next 10, 15 years. And so that — and on — especially on the merchandising side, we have a lot of opportunities to improve our store level assortment and allocations. And with the new system, it gives us new capabilities to do that.

David Berman:	Well, good luck with that. So when can we start to hear from you on that?
Michael Madden:	I think we’ll continue to update that throughout the year. I think the benefits really are going to be in 2012 and going forward from there.
David Berman:	Okay, good. Well, thank you very much. And despite the poor sales, operating margins are still healthy and cash looks good, so thank you.
Michael Madden:	Thank you.
Robert Alderson:	Thanks, Dave.
Operator:	And our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company.
Please go ahead with your question.
Anthony Lebiedzinski:Good morning. You mentioned that your new stores are outperforming the model. What would you say are the main reasons for that?
Michael Madden:
Well, I think first and foremost, better real estate. We have, we’ve discussed a lot, been moving out of the enclosed mall or the enclosed regional mall which we felt, as it relates to our customer base, those locations have changed over the years and aren’t as shopped by our customer as they used to be.

So the new real estate in the strip center with the co-tenancy that, you know, our customer frequents is probably the most relevant item there. So that’s top line. And then on the occupancy cost, the rates we’re paying in rent are a lot lower than historically in the malls or in the lifestyle centers.
So the combination of those two continues to be the reason that we’re outperforming now.

Anthony Lebiedzinski:Okay. And in what markets are you looking to open stores this year?
Robert Alderson:
We’ll continue to backfill existing markets and replace mall stores. I think that’s the first consideration that we give when we’re looking at location and the first priority. The second as we try to backfill existing markets, we would — we always love to do those in the Southeast Texas and in places where we have large name recognition and a large customer base, and we can identify a market that we’re under-serving.

But we’ll add some stores in California in 2011 where we’re doing extremely well. The upper Midwest, the new stores we’re doing there are doing extremely well. Mid-Atlantic will be an area of focus for us this year. It’s an area where we’ve been somewhat likely represented but have had very productive stores even in malls.

So I think we have plenty of opportunity without getting too far a field. And the one thing that we do have — there a number of companies that are trying to — beginning to ramp up growth. But we have some momentum in that market and we have a fairly large group of deals that had been worked for some period of time. So we feel pretty good — it’s the reason we said we feel pretty good about being able to obtain what we need in 2011, even without new development being a big factor.

Anthony Lebiedzinski:And you also mentioned that you expect some tightening of the commercial real estate markets. With that in mind, would you perhaps look to accelerate the store openings for the year?
Robert Alderson:
You know, I think we have a plan that we think is manageable given the resources that we have, the number of deals that we have in play that can actually be executed within the year. So I don’t think that would particularly drive any measurable increase. I think we pretty well know what we can do.

It’s very difficult — Mike mentioned this in his remarks earlier. It’s very difficult to get a deal done and get the space when you want it and be able to get the store open within a time frame that you’d love to have it open. So if we said today, guys we’d like to do 20% more, I’m not sure we could do that to be frank. I think we have some deals that we could do, but the question would be, when would we get the space?

Michael Madden:	And a lot of it, Anthony, has to do with — the spaces that are available are big box spaces that.
Robert Alderson:	Yes.
Michael Madden:	...sometimes require the landlord to go in and develop out into smaller units of a 3,000 foot space. And there’s a lot of work to do in those instances.
Robert Alderson:
Those guys are very reluctant to do those deals. It represents a large upfront cost. They’ve got to do some serious remodel to break it up, (follow with) utilities and demising walls and a redo of the store front. And it really changes their expectations with respect to the property financially. And they would love to find those single-user replacements if they could to quickly replace their cash flow. But — so those deals take a while.

Anthony Lebiedzinski:Okay. And, lastly, you have a great balance sheet. The cash flow here is good. Other than new store openings, some technology improvements, do you foresee any other uses of cash flow?
Robert Alderson:	We haven’t announced anything else. And, you know, we — you know, if there’s anything that happens that we feel like we need to talk to you about, we certainly will.
Anthony Lebiedzinski:Okay, it sounds good. Thank you.
Robert Alderson:	Thank you.
Michael Madden:	Thanks, Anthony.
Operator:	Our next question comes from the line of Chris Rapalje with SunTrust Robinson Humphrey.
Please go ahead with your question.
Chris Rapalje:	Hi, good morning. Just a few questions.
Robert Alderson:	Good morning, Chris.
Chris Rapalje:
First, with the merchandise right now, I guess just kind of big picture when you look at the spring offering and then maybe some of what you have coming beyond that, do you feel like there’s any opportunities for adjustments there or are you feeling good with the right cadence with your customer, et cetera?

Robert Alderson:
You know, I feel pretty good about our first half offering, our spring and then as we go into the summer. I think we, as always, we make a really strong effort to make it new fresh, different to flow it rapidly in terms of new ideas. And I think we’re trying to do a much, much better job of communicating with the customer about it through various Internet vehicles. And so I feel pretty good about that.

You know, we’re — our merchandise cycles run sort of 90 to the top side, 120, 150 days when you get into textiles and some other things. So when you’re in March, you pretty well have major bids. So we will play this out. I think it’s going to do reasonably well as we said. So, I don’t know.

Chris Rapalje:	Great.
Robert Alderson:	...if that’s going to change, Chris.
Chris Rapalje:	Okay. And then with the guidance, I’m just wondering what your thoughts are versus traffic trends versus ticket going forward?
Michael Madden:	You know, I think that, you know, we said in the fourth quarter, traffic was more flat. And so I think that, you know, you can assume that we kind of thought about it that way going into 2011.
Chris Rapalje:	Okay. And then just.
Michael Madden:	And we’re working on the — yes, we look at the ticket and we try and manage that. We do realize we got some opportunity there.
Chris Rapalje:	Okay. And then my last question was just whether you’ve been seeing anything different on the competitive front, any new sources of competition there, anybody being more aggressive.
Robert Alderson:	You know, not so different.
Chris Rapalje:	Okay.
Robert Alderson:
I think, you know, there’s obviously — has been some nice recovery by peer and cost of class-of-store markets. And we’re glad to see that. I mean that they’re big factors in the co-tenancy that we’re looking for in dominant strip centers along with the usual players. But I — you know, the Kirkland’s way of doing things well executed is — and the way that our product mix shapes out makes us significantly different. And I think we’re happy with that.

Chris Rapalje:	Okay. Well thanks very much, and good luck.
Robert Alderson:	Thank you.
Man:	(Unintelligible).
Operator:	Our next question comes from the line of Jennifer Milan, Sterne Agee.
Please go ahead with your question.
Jennifer Milan:	Thanks. Thank you. Hi, everybody.

I’m just wondering back to the cost environment, if you could give us any more color, you know, where you are in terms of your receipts and forward buys and then any particular areas of pressure that you’re seeing? And you talked about prices being a potential offset. I was wondering if you could quantify that at all and talk about maybe other potential offsets.

Robert Alderson:
I don’t think we are — Jennifer, I don’t think we’re in a position yet. I think we said we didn’t have a lot of vision into some of this. We have not been greatly affected at this point in time with respect to buys that we have in the system and that we were currently negotiating. That would take us into the fall. I think we are seeing in some places, you know, some increases being suggested. And I think we’re doing a pretty good job of managing that based on how we reported our early margin trends to you.

Some of the apparel people have reported expectations of mid-single-digit up to mid-double-digit increases in cost in the cotton and some of those areas. We’re not terribly affected by that. But we do expect maybe sort of mid-single-digit pressure later in the year. And I think that’s probably about as far as I would speculate. A lot of it is on demand. And as I said in my remarks, and I think the labor costs in China are the biggest piece of that if that was what you were asking about in the first part of your question. I don’t think it’s as much raw materials as the pressure on labor cost.

Jennifer Milan:
Yes, that’s very helpful actually. And, also, I was wondering if you could comment on, you know, any changes or plans for changes in terms of visual merchandising and, you know, what response has been to the new signage in terms of less of a focus on blaring price points?

Robert Alderson:
Well, I think what we’re trying to achieve is a better balance between talking to the customer in store about price and also doing things about — around branding and about lifestyle opportunities and showing ideas. And I think the idea of the new effort in visual merchandising is about presenting still a treasure hunt, but a more manageable and more understandable store for both the employees who work in the store and who are responsible for replenishing the floor and talking to customers and providing help, and also for the customers. We’re not going to compartmentalize or departmentalize.
That was tried in our stores back in the 2006 and ’07 time frame. And it really wasn’t — didn’t prove to be very helpful.

But I think we’re seeking that balance. We’ve added some capability there and are trying to build that team and drive the information and ability and training down into the stores so that we do a more consistent job. So I think consistency is one of the things that we’re also looking for in addition to balance and more manageability.

Jennifer Milan:	And nothing major in terms of, you know, the overall visual presentation within the stores?
Robert Alderson:
I don’t think you’re going to see anything that’s really a huge change that you’re going to walk in and go, “Oh my God; they really changed the store.” I think it’s going to be a bit more subtle than that.

The Wall is a big, big category for us. I mean we sort of — we talked about that a little bit earlier in our remarks. And we’re working really hard on getting those things interspersed with other merchandise and more widely shown on the floor with other items. And we’re working really hard on showing ideas. And so the customer takes away more than the fact that they can get well-priced product; they can also do some things that are really effective in their store for a really good price.

I think we’re overall, too, we’re upgrading the merchandise offering. It’s very, you know, it’s very subtle that I think we’re offering better quality and better looks. And we’re very much, I think in the right color tones and on style. So I think we should see improvement in the floor over the year -
over the course of the year.

Jennifer Milan:	Okay. Thank you.

One last thing; I just — I did notice a lot of changes or new merchandise in the Art category that I thought was great. And I’m excited to hear about the dropship direct to customers. I was just wondering where you are in terms of maybe other categories, such as larger rugs or furniture pieces for e-comm.

Robert Alderson:
We’re working on it actually. I think, you know, the dropship will be, you know, we’re working on it right now. It’s sort of our number one e-comm priority. And hopefully by some time late second quarter or early third quarter you’ll see that at least in the early stages of being available.

I think it represents a great growth opportunity, especially on the SKU side and on the revenue side for our e-commerce business, properly executed and if we get the right partner base and we make sure that we meet customer expectations.

So I’m kind of excited about that. And that certainly is an opportunity to do a lot of testing. And it gives us an opportunity to sell our larger scale items and some — that would be true in rugs and furniture and art and other things. So, I appreciate your comment on the Art. We really, really made an effort beginning last year to make that a much more interesting and vibrant category. And I appreciate you recognizing that.

Jennifer Milan:	Thank you. Good luck.
Robert Alderson:	Thanks. We appreciate it.
Operator:	And our next question comes from the line Alex Fuhrman with Piper Jaffray.
Please go ahead with your question.
Alex Fuhrman:	Great. Thanks guys.

So, you know, it sounds like if you strip out the freight costs, merchandise margins really weren’t that bad in Q4. So can you talk a little bit about, you know, what you’re seeing as your — in terms of new customers’ proclivity to convert at full price? And when you say the decline in AUR we saw on the fourth quarter, is that primarily due to markdowns or is there also sort of a merchandise-type mix shift element involved there as well?

Michael Madden:	Well, I’ll cover some of that, Alex.

You’re right, I mean the fourth quarter freight was a big, you know, impact — by far the largest impact. We said going into the quarter, we thought it would be more promotional. It was. We had to react to some of that given our sales trend. But all in all, pretty strong, you know, first cost margins that we saw in the fourth quarter. And that continued into the early part of this year.

As for the AUR, that has been pretty much the case throughout last year. And I think, you know, certainly part of it is markdown particularly in the back half. But I think more of that issue was mix related. And we’re — you know, Robert mentioned we’re going to sell a little bit more furniture this year. We’re doing some things to try and drive the ticket and as a result, the average retail price is going to be the driver there.

Robert Alderson:
I think we used a lot of our better and more revenue-rich categories to drive business last year. And, you know, I think we learned something from that. And I think we’ll have a better balance of how we do that this year as we do promotions. Ad some of the shipping dislocations that we had last year affected our promotions, things that we would — that we bought for promotional activity but which didn’t get here.

And those, typically when we do that, are fully — at full margin. And we had to replace those. And we’re backing up a little bit in the whole process so that we’re able to ensure that things get here on time. And that was something that was maybe peculiar to 2010, but we don’t want to see it repeated in 2011. So I think we’ve adjusted our process.

Alex Fuhrman:
Right. And then, you know, just getting to the — back to the real estate strategy a little bit. Can you remind us of the productivity differential between the mall and the off-mall stores? And are there any of your mall-based stores that are currently cash flow negative on a four-wall basis?

Michael Madden:	We currently have very few stores whether to mall or off-mall that are four-wall negative. It’s probably less than ten or around ten. And that it’s probably — it’s a mix between mall and off-mall.

The productivity difference over the years has narrowed at least as a percentage of revenue because we’ve adjusted some rents in the mall stores and we’ve closed the unproductive ones. So it’s not a problem in terms of they’re unproductive. They’re productive. It’s a matter of finding a better location that can drive more top-line volume. The mall stores still do quite a bit less in top-line volumes than the off-mall stores do. And they’re smaller. And they limit us in terms of the things that we just talked about that we’re trying to do in merchandising.

Alex Fuhrman:
Yes. And then, you know, thinking, you know, beyond even the next two or three years, you know, longer term, you’re still growing your top line at a pretty good, you know, healthy high-single-digit, low-double-digit rate, hopefully. And, you know, as you approach and eventually surpass half a billion in sales, you know, what kind of options does that scale give you in terms of tweaking your supply chain and mitigating sourcing costs down the road?

Robert Alderson:
You know, I don’t think we’re still near the size of Target or Bed Bath & Beyond, or some of the larger box guys who have 600 or 700 stores and significantly higher sales and therefore buys. So I don’t know that, you know, another — you know, moving from mid 400 millions to over 500 million is going to change that much. I think we are significant to our vendor base, and I think we get very good prices. And we have a very stripped-down model that we work with import vendors and factories where we were more direct.

So I think there’re a lot of things that we do that are calculated to deliver the best price. And that’s been consistently something that I think we have been able to do over the years. So I think it’s going to be a while before scale gives us some larger advantage.

Would you agree with that, Mike?
Michael Madden:	I would.
Alex Fuhrman:	Right, that’s helpful, and that certainly sounds fair.

And then, you know, I guess just real quick before I sign off here, you mentioned that color was pretty strong in the fourth quarter, that you guys had some good color tones and that you’re seeing that. I’m just kind of curious to which colors have really been the top performers here into the spring season?

Robert Alderson:	Well I was really referring to the currencies and to the first half or the spring half of the year.

And, you know, we’re always using the bright primary colors in spring, which are the reds and yellows.
And that group — but we’ve also done some purples and browns and some of the lighter tones and colors and worked those in nicely into the color palette. So we’re pretty happy with what we’re doing there because I think it reacts well, or it’s been the customers who reacted well to it.

Alex Fuhrman:	(That’s helpful). That all sounds great. And thanks a lot, and good luck guys.
Robert Alderson:	Thank you.
Operator:	And ladies and gentlemen, as a reminder, to register for a question, you may press 1 followed by the 4 on your telephone.
And our next question comes from the line of Bill Dezellem with Tieton Capital Management.
Please go ahead with your question.
William Dezellem:Thank you.

We have a group of questions. First of all, would you please discuss fuel prices in terms of the impact on your customers, given that part of their budget is now going to be going to pay for higher fuel?

Robert Alderson:
Well I think I’ve said earlier in my remarks, I think the US consumer is always affected when anything affects their disposable income. So we have sort of mid $3 to half $3-gas on average right now. I don’t know that that’s a shock to anybody anymore given where we were a year or two ago when the -
when all spiked up and then close to $150 a barrel range. If we get $5-gas, that might be a shock.

What has happened is that the trucking industry has reacted rather rapidly with fuel surcharges. And we’ll see that in some expenses for our supply chain expense. And we’ve got a fairly small bunker fuel surcharge on the inbound already. That will affect our business in terms of (landing) cost, actual
(landing) cost.

So as yet, I don’t think that’s translatable into higher prices for the consumer in our store. It might be down the line if it becomes more.
William Dezellem:And so you have not yet seen an impact on the consumer in terms of their buying behavior here in the — just in the last month? That’s.
((Crosstalk))
Robert Alderson:	I don’t know that it’s been — that we can make that attribution yet. I think it’s too early.
William Dezellem:Thank you.
Next question is, what do you feel is not correct or is the problem with the non-frame part of your wall business? And with that in mind, how are you addressing that?
Robert Alderson:
Well I think we probably got a bit — we probably drove the promotional side of alternative wall décor and the frame business, the wall-frame business a bit in the last three quarters of 2010. I think we blurred the lines between our everyday business and our promotional business. And I think it was a bit maybe disorientating to both our stores and to the customer, and probably resulted in less revenue being derived from the everyday business.

I think any time we have a category that’s not working, the process that we take here is that we step back, take a look, try to understand why we are not performing as well as we hoped, and we develop a plan to address that. If it involves selling the category down some in order to get a new start, we’ll do that. If it involves selling what we don’t love about the — what we own down over a more protracted period of time, we’ll do that. But we’ll certainly try to adjust the dollars in the open-to-buy for those categories to make them as productive as possible.

We always give a lot of attention to new ideas and bringing new designs and things that are not found elsewhere in the marketplace as part of any recovery for our category. But it’s much more — it’s a very holistic process and requires the coordination and best thoughts of all the best people that we have inside the company.

William Dezellem:And would you anticipate selling down this category so you can bring some fresh things in or do not feel as though that’s necessarily going to be required for this category?
Robert Alderson:
I think at this moment in time, I don’t want to say very much about it because we’re in the midst of a
(bay waiting) a lot of things. We’re always buying and looking toward new product and new designs. I think what the big decision for us to make as we go forward is can we more productively use dollars in other categories or some percentage of those dollars in other categories, and would we benefit by some lesser amount of the offering. And you know, that’s the process that we go through constantly, monthly, literally in our open-to-buy discussions and evaluations of product performance.

William Dezellem:Thank you. And then one additional question, the e-commerce side, what’s the time frame to get your full SKU count that you are targeting on the Web to get all those SKUs there?
Robert Alderson:
I don’t think we know what the optimal SKU count is for our business right now. It’s right around
1,000 SKUs at the moment. And that’s certainly on the very low side dropship with vendors where we don’t touch the product. When it’s fully implemented, it will almost give us, you know, infinite opportunity there on the SKU side.

But in terms of what we actually own and fulfill through our facilities at — in Jackson, Tennessee,
I’m not sure we really know that. I think that’s something that we’re going to walk very carefully into. And that would be I think a process that will play out over the next six to eight quarters actually.

William Dezellem:Thank you.
Robert Alderson:	Thank you.
Michael Madden:	Thanks, Bill.
Operator:	Our next question comes from the line of Brad Thomas with KeyBanc Capital Markets.
Please go ahead with your question.
Bradley Thomas:	Thanks. Good morning, Robert. Good morning, Mike.
Robert Alderson:	Good morning.
Michael Madden:	Hey, Brad.
Bradley Thomas:
I just want to follow up on the performance of the 2010 class of stores and the 2009 class of stores.
I was wondering if you could provide any more quantification around the annualized run rate that that
2010 was coming in at. And how does the 2009 class perform as it started to enter the comp base?

Michael Madden:	Well, I’ll take the end of that first.

It’s still very fresh, Brad, because a lot of those stores were open late in 2009, so you don’t have a lot of time there. But what I would say is their (comp had been) better than the average of the company. They’re doing better than the company’s comp but still negative in the fourth quarter. And so that’s — but again, caveat that that’s very early and we don’t have many months to that in on the class because it was so back-ended.

What we’ve said about the annualized volumes, 2009 was a — their first year was about 1.9 million. As many of those out there know, what we plan or what we shoot for in a new store class is 1.5 million.
That’s what we put out there. And that the class of ‘10, again, early and we’re using run rate techniques to get the number, but I would say it’s right in between what we put out as a model and what that ’09 class did.

The ’09 class was heavily focused on relocations. And a lot of those stores matured faster, or that class on average would mature faster than the class of ‘10. And then the class of ’10 obviously has been affected by the overall business not being as robust as ’09. So there’s a lot of factors in there, but generally, that’s what we’re seeing. And I hope that helps answer the question.

Bradley Thomas:	That’s helpful, Mike.

So as we think about 2011 class that’s ahead of us, would you think that 1.7 run rate would seem realistic? And does the, you know, balance of relocation versus new markets seem similar to what we had seen in 2010?

Robert Alderson:	Well it hasn’t played out yet. So, you know, we’ve only opened, you know, one store, I think at the.
Michael Madden:	Right.
Robert Alderson:
...- at this moment in time. I think we’ll know what the class is going to look like largely by the time we talk to you guys next on a call. And we can give you a little bit more color on geographic dispersion, how many percentage that are replacement or are not replacements, and then segment it into markets for you a little better I think. Maybe we’ll — we can try to do that.

But I think it will look a lot like the 2010 class. I mean I’m — we’ve approved a lot of deals that are in lease negotiations and early stage of preparing to start construction. And, you know, I’m encouraged by the composition, the class and the way the deals look. We know there’s going to be some
- well we think there’s going to be some tightening in the market, and space is going to be a little tighter as we move into looking at 2012 deals. But right now, it’s pretty good for us.

And I think on a productivity side, we’ve been very consistent since we started opening stores again in 2009. We’ve been very consistent in picking the right deal and getting some better than modeled results from that group.

Bradley Thomas:
Thanks. Just to follow up on that, Robert, you know, given that store openings is, I think, one of the key stories for the company in 2011, can you just talk about some of the steps that you’ve put into place to ensure that you execute on this higher level of openings? You know, I’m thinking in particular on the real estate front, the training of employees and the recruitment of employees.

Robert Alderson:
Well I think we’re — you know, that’s always the question. You know, it’s a process to lease. You have to do it well. But, you know, first of all, you have to pick the right place. And that’s both art and science. And at the end of the day, it’s five- or ten-year marriage. And it takes a while to get away from mistakes and, you know, you’ll love the great ones.

So as you try to make sure that every one of those (are) good, you have to really make sure that you vet the deal very, very carefully. And we spent a lot of time with that, with a group of people who were very experienced working with it and was a really outstanding broker group.

The second thing that we do is we’d get out and see the locations. That’s another thing that this management team makes a real effort to do, so that we take responsibility for it and learn a lot about
it. And it helps us determine whether or not we’ve made the right decision on being able to run the store effectively over a five- to ten-year period, depending on the term of the lease and whether you have any options in it or not.

We’re trying really hard to improve our store group. We inserted a new leadership a year ago. We’ve since added to that leadership group. We just put a new visual director in place. We intend to bump up the ability of our store development team to allow them to do visual training and store analytical training for our store managers. I think the training effort is something that’s a real focus for us.
And we’ll add some additional capability in that this year as we go downstream.

We’re looking for a better store experience. And that’s sort of the rallying cry around the efforts of our store leadership and company leadership. We believe that we can add to the sales line, the top line and productivity on the margin side of each and every store by how well we display product and how well we treat customers that come in the store. Customers cost a lot to get. And we’re spending a bit more money, as you’ll notice, trying to communicate with them and convince them to come to our store, and largely through Internet and in-store activity. We’ll continue to try to get better at that. And we’ve added some capability already to make our creative effort better in 2011.

So, Brad, I think we’re making some investments. And we’re focused on the right things. We just have to execute that. And we can have a better store experience in our stores if we are committed to it and have the will to do it.

Bradley Thomas:	Great. Thanks very much.
Robert Alderson:	Thank you.
Operator:	Our next question comes from the line of Rob Wilson with Tiburon Research.
Please go ahead with your question.
Rob Wilson:	Yes, thanks for taking my call.
Robert, you mentioned the freight surcharges that you saw pick up last week. And I was wondering if this thought process was possibly incorporated into your guidance that you’ve given for the year.
Robert Alderson:
Well I think all of the facts that we accumulate certainly are part of that overall consciousness that we bring to the process of trying to be fair, forthcoming, and yet at the same time — you’ve known us for a long time — we’re a fairly conservative management team. We don’t try to over or understate anything. We try to give you the best information we can.

So yes — the answer is yes, this is part of all that overall consciousness that goes into those decisions.
Michael Madden:
Well, Rob, on that, just some — a little bit more on that. Those surcharges were fuel related. And so you can take from that that they’re not as significant as what we saw last year when the issue on the inbound freight was more a supply-and-demand driven and we saw major increases in container costs.
These are maybe a little earlier than we had thought we’d see fuel surcharges, but it’s not, you know, comparable to what we saw last year.

Robert Alderson:
And I will say that the industry did begin to adjust surcharges to drop some of them as they got through the calendar year 2010. So we saw the year — calendar year beginning with more normalized, more historically at normal rates. And that’s a little bit about what — that’s sort of the way we expect the year to go assuming that we don’t have something really unusual happen in the oil-producing world.

Rob Wilson:	That’s very helpful.
Are you — Mike, are you going to include the Web sales in your comp store sales or are you going to break that out separately?
Michael Madden:	We’re going to break it out separately.
Rob Wilson:	Okay. And then, finally, did you go into any new markets in 2010 or are you planning on going into any new markets in 2011?
Robert Alderson:	I don’t think we — when you talk about a market, I mean I don’t think we really open some — we reentered in.
((Crosstalk))
Robert Alderson:
...Mid-Atlantic and then we went back into Denver. We did a store in Lake Havasu out in Arizona which we’ve not been in that market before. That’s sort of a one-store market. We opened in Fresno in
California, which is really sort of an extension of the nucleus of that store base out there which is largely Southern California.

And the significance of that is, is that I think we’ll expand into the Central Valley out there very carefully to Sacramento. And that’ll give us plenty of California growth for a few — you know, for a while. And we’ll be very content with that.

We’ll do some more Upper Midwest stores in the new format. And I think we’re doing extremely well in
Pennsylvania and, by extension, down into the Mid-Atlantic. And I would really like to see us exploit a great opportunity that we have there for Kirkland’s.

So I don’t think it’s going to be anything extraordinary that you’re going to be very surprised about.
Rob Wilson:	Okay, final question, when you go into a new market, I mean let’s just call Fresno a new market, how does that store perform relative to the other stores in your, let’s say, your 2010 class?
Michael Madden:	Well, in that particular situation, very well. That store had a very strong opening. Now it’s only been open for, what, three or four months.
Robert Alderson:	Yes.
Michael Madden:	But it was really strong and it’s comparable to the rest of the class.
Rob Wilson:	So no material divergence between Pennsylvania or Fresno versus the rest of the class?
Michael Madden:	No.
Robert Alderson:	Not really.
Rob Wilson:	Okay.
Robert Alderson:
You know, what you’re looking for is staying power. And, you know, sometimes that’s about management and other things, but so far so good on those. I think that’s one of the things as we look at classes and try to draw circles around things and try to understand what’s happening in a real estate class.
It’s just one of the pleasant surprises that we had about in 2010.

Rob Wilson:	All right, well thanks for taking my call. Good luck.
Michael Madden:	Thanks. Thanks, Rob.
Robert Alderson:	Thank you.
Operator:	And our next question comes from the line of Chuck Griege, Blue Lion Capital.
Please go ahead with your question.
And, Mr. Griege, your line is now open for questions.
Chuck Griege:	Good morning. Just a couple of questions; first, could you break down for us your OPEX in the quarter?
Michael Madden:	In what way?
Chuck Griege:	Well, just how you would in your Q, comp and benefits versus other.
Michael Madden:	Oh. I don’t have that. We’ll put that out in the Q or in the K.
Chuck Griege:	Okay.
Michael Madden:	I don’t have that right with me today.
There is nothing unique in the trends and the split between comp and benefits and other that I would call out in response to your question.
Chuck Griege:	Okay. And can you talk a little bit about how you see the inbound freight impact lessening as we move through the year? And are there ways you can mitigate that?
Robert Alderson:
Well I think, you know, we’re certainly working really hard to fill every container, trying to drive the percentage of fill on every container we bring from Asia to its maximum. It’s very difficult to fill 100% all the time, but that’s what we’re working toward.

In some cases, we change materials on items at how we make it. I think you’ll see some substitutions for resin-based product begin to flow into our store and others over the course of the year; price of oil stays any appreciable time at an extraordinary level historically.

We sometimes just don’t buy something if we think that it can’t be sold at a price that would be attractive to the customer and represent value. There’re a lot of ideas out there. And to say no on a particular item if we don’t think we can get the margin spread we need is not unusual.

We ask vendors sometimes to help us. The factories help us sometimes. But, you know, I think you’ll -
I think we’ll see less factory help on pricing as we go through 2011, given the pressure on wages that we’re seeing in China. And I think the unknown out there in terms of all that would be the relationship between the Chinese currency and the dollar, how much that changes over the course of
2011. So far, Chinese are doing a very good job of keeping that in line. But I think if it appreciated
5% over the course of the year, I don’t think anybody would be surprised. That would certainly be a bit of a difference maker.

Chuck Griege:	Okay.
Michael Madden:
On the question about how that, you know, that would play out, the inbound freight, right now, I mean as we sit here today, looking ahead, it looks better than it did last year. We’ve seen rates come down. I think some of the issues in the industry have settled out. They got — they had good years last year and things are a little bit more normalized. And we’ve seen those come down.

I think the variable here is likely fuel cost and where those go. But you know, setting that aside, I think the outlook there is better for inbound cost as it relates to containers for 2011 versus 2010.

Chuck Griege:	Okay. And then back to the OPEX, I think you said in your opening remarks that you delevered 64 BPS to do — on the store labor side, and then.
Michael Madden:	Right.
Chuck Griege:	...marketing expenses were up 32 BPS.
Michael Madden:	Yes.
Chuck Griege:	So that’s just under 100 BPS. And it looks like your OPEX as a percent of revenue was up 200 BPS. Is there any other meaningful.
Michael Madden:	Well, I have 32.
((Crosstalk))
Michael Madden:	...- well there was 32 related to stock compensation, valuations.
Chuck Griege:	Okay.
Michael Madden:
...being higher. So that’s part of it. And then I think the balance of it is — there’s a lot of individual line items that we could look at. But I think more or less, you can group that up as — when your comp is down 8%.

Chuck Griege:	It’s just a bunch of cats and dogs?
Michael Madden:	Yes, when your comp is down 8%, you’re going to delever.
Chuck Griege:	Okay. And then.
Michael Madden:	So.
Chuck Griege:	...your new stores that you’re opening, can you just talk a little bit about — you know, I think you said earlier you had about ten stores, both mall and off-mall, that were losers.
Michael Madden	Yes.
Chuck Griege:	Can you give us a sense as to how many of those you expect to close in 2011?
Michael Madden:
We — I don’t now. It depends on the lease. And I think that there’s a handful of those that are scheduled to close. But, you know, obviously, when a store is unproductive, we want to get out of it as soon as we can. And — but we’re limited to some degree by the lease term. And those are — now what
- most of those are borderline negative, too. They’re not any that are really bleeding really badly.
So.

Robert Alderson:	You know, last time I looked at this, it was seven. And if you aggregated the negative four-wall contribution, it’s really pretty (insignificant).
Michael Madden:	It’s probably like a $500,000 to.
Robert Alderson:	Yes.
Michael Madden:	...$700,000.
Robert Alderson:	Yes.
Michael Madden:	...or something like that altogether.
Robert Alderson:	Really not material. And I think, you know, we will.
Chuck Griege:	That’s combined for the ten stores?
Michael Madden:	Yes.
Robert Alderson:	Yes.
Michael Madden:
Yes. I mean a lot of those were, you know, just, what I’ll just say, borderline, you know, zero to negative $50,000. And there’s a couple in there that are, you know, in the $100,000 to $200,000 range, but those are very much outliers.

Chuck Griege:
Okay. And, you know, someone else mentioned the use of your cash. You’re self-funding at this point.
Can you talk a little bit more about, you know, shareholder-friendly uses of that cash, either a dividend or a stock buyback at this point?

Robert Alderson:	We really haven’t commented any further, Chuck.
Michael Madden:	We.
Chuck Griege:
Right. I’m just hoping to ask the question. I mean, you’re self-funding. You had good margins. You’re approaching your store openings in a very deliberate and measured manner. And you’ve got $4.50 a share or thereabouts in cash. It’s becoming.

Michael Madden:	And.
((Crosstalk))
Chuck Griege:	...pretty common in the industry that, you know, a lot of retailers who historically hadn’t paid a dividend or hadn’t done much of a stock buyback have begun that. And I.
Robert Alderson:	Yes.
Chuck Griege:	...just wanted to get your sense as to how you felt about that.
Michael Madden:
Yes. Well, and we understand all that and we watch all that. And we’re very happy that our balance sheet is as strong as it is given where we’ve been, and our priorities and use of cash, our growth.
And we want to be able to exploit opportunities as they arise in that regard. But, you know, we get
it. We got a credit facility we need to work through this year that has a play here in all of this.
And.

Chuck Griege:	Does it restrict you?
Michael Madden:	It does somewhat, yes.
Chuck Griege:	Can you just let us know what those restrictions are?
Michael Madden:
Well, dividends and levels of any repurchases. So we’re working through that because the deal expires in October of this year. So, you know, beyond that, I think we — you just got to wait for us to, you know, comment further. We don’t have anything.

Chuck Griege:	Sure.
Michael Madden:	...further to say about it right now.
Chuck Griege:	And can you tell me who the lead bank is on that facility?
Michael Madden:	It’s Bank of America.
Chuck Griege:	Okay. Thanks a lot. I appreciate it.
((Crosstalk))
Robert Alderson:	Sure.
Operator:	Mr. Alderson, there are no further questions at this time. I will now turn the call back over to you. Please continue with your presentation and/or closing remarks.
Robert Alderson:	Well thank you very much everyone for your interest and time, and we look forward to talking with you in a few months.
Thanks.
Michael Madden:	Thank you.
Operator:	And ladies and gentlemen, that does conclude the conference call for today. We thank you for participation and ask that you please disconnect your lines.

END